                                                                    EXHIBIT 99.1


                                                      [Winston Hotels Inc. Logo]


WINSTON HOTELS, INC.
2626 Glenwood Avenue - Suite 200
RALEIGH, NORTH CAROLINA 27608
www.winstonhotels.com
NYSE: WXH



WINSTON HOTELS:                                       DALYGRAY:
Patti L.  Bell                                        Jerry Daly or Carol McCune
Director of Administration & Investor Relations       (703) 435-6293
pbell@winstonhotels.com                               jerry@dalygray.com,
(919) 510-8003                                          carol@dalygray.com


FOR IMMEDIATE RELEASE

      WINSTON HOTELS ANNOUNCES 5.25 MILLION SHARE FOLLOW-ON STOCK OFFERING

RALEIGH, N.C. - September 16, 2003 - Winston Hotels, Inc. (NYSE: WXH), announced today the sale by the company of 5.25 million shares of common stock in a follow-on public offering. The offering was priced on Monday, September 15, 2003, at a public offering price of $9.05 per share. Friedman, Billings, Ramsey & Co., Inc. was the sole book-runner of the offering and Raymond James & Associates, Inc. acted as co-lead manager, with BB&T Capital Markets, a division of Scott & Stringfellow, Inc., acting as co-manager.

The net proceeds to the company from the offering are estimated to be $44.1 million; which the company will use to reduce borrowings under its line of credit to create availability for reborrowing to fund the company's hotel lending business and general corporate purposes.

The company has granted the underwriters an option, exercisable within 30 days after the pricing date, to purchase up to 787,500 additional shares of common stock to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, Virginia 22209.


ABOUT THE COMPANY

         Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, repositioning and active asset management of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry's upscale segment. The company currently owns or is invested in 49 hotels with an aggregate of 6,809 rooms in 16 states, which includes: 44 wholly-owned properties with an aggregate of 6,141 rooms; a 49 percent ownership interest in two joint venture hotels with an aggregate of 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a
13.05 percent ownership interest in two joint venture hotels with an aggregate of 215 rooms. The company also has issued mezzanine loans to owners of three hotels with an aggregate of 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing.


In addition to historical information, this press release contains forward-looking statements. The statements are based on current expectations, estimates and projections about the industry and markets in which Winston Hotels operates, as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which may cause the company's actual results, performance, achievements pursuant to its disposition programs and its other activities to be materially different from the results, plans or expectations expressed or implied by such statements. For more details, please refer to the prospectus relating to this offering and the company's SEC filings, including its most recent annual report on Form 10-K.

                                      # # #

       For more information, call Patti Bell, Director of Administration &
         Investor Relations Of Winston Hotels, Inc., at (919) 510-8003.

                     For more information on Winston Hotels
             visit the Winston Hotels page at www.winstonhotels.com